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          CONSENT OF STIFEL, NICOLAUS & COMPANY, INCORPORATED
          ---------------------------------------------------

We hereby consent to the summarization of our fairness opinion letter and references to our firm under the caption "TERMS OF THE PROPOSED MERGER - Opinion of Financial Advisor to Central Mortgage" and to the inclusion of such letter as Annex A to the Proxy Statement - Prospectus which is part of this Registration Statement on Form S-4 of Mercantile Bancorporation Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities and Exchange Commission promulgated thereunder.


STIFEL, NICOLAUS & COMPANY, INCORPORATED



By:  /s/ Rick Maples
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     Rick Maples
     Senior Vice President

November 17, 1994